Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

Improved Banana Pricing and Salad Volumes Offset Continuing Cost Pressures

CINCINNATI – Feb. 19, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the fourth quarter and full-year 2007.

Fourth quarter net sales increased 6 percent year-over-year to $1.2 billion, and the company reported a net loss of $26 million, or ($0.67) per diluted share, including a charge of $26 million related to the company’s previously announced restructuring plan. In the year-ago period, the company reported a net loss of $42 million, or ($0.98) per diluted share, including a $25 million accrual related to the settlement of a U.S. Department of Justice investigation. The company’s fourth quarter operating loss of $11 million was on the favorable end of the estimated operating loss range of $10-20 million provided in the company’s preliminary selected results release on Jan. 28, 2008.

For the full year, net sales increased by 4 percent to $4.7 billion, and the company reported a net loss of $49 million, or ($1.22) per diluted share, compared to a net loss of $96 million, or ($2.27) per diluted share, in 2006.

“Our results reflect the proactive steps we took throughout the year to position us to transform and grow our business,” said Fernando Aguirre, chairman and chief executive officer. “We have continued to focus on pricing in bananas and recovery in value-added salads to help offset persistent external cost challenges.”

Aguirre added, “In 2008, we will be focused on maintaining our premium brands, improving North American profitability and completing the restructuring we implemented in October. We also will invest in the development of new value-added products to extend our brands, expand consumption and drive growth in higher-margin distribution channels and profitable geographies. We believe that these strategies will help us to achieve our vision of becoming the global leader in healthy, fresh and convenient foods.”

2007 FOURTH QUARTER AND FULL YEAR SUMMARY

($ millions)	Q4 2007	Q4 2006	FY 2007	FY 2006
Net Sales	$1,153.9	$1,084.8	$4,662.8	$4,499.1
Operating Income (Loss)	$(11.4)	$(33.4)	$31.1	$(27.3)
Net Loss	$(26.0)	$(41.5)	$(49.0)	$(95.5)
Operating Cash Flow	$(9.3)	$(60.5)	$68.5	$15.3
Total Debt	$813.7	$1,028.5
Cash	$74.4	$64.9

•

Net Sales: Quarterly sales rose primarily due to higher banana pricing in core European and North American markets and favorable foreign exchange rates, partially offset by lower volumes in core European and trading markets.

•

Operating Income (Loss): Quarterly operating results improved year-over-year due to higher banana pricing in the core European and North American markets, continued strengthening of the euro and continuing recovery in retail salads. The higher pricing in core European markets was attributable to excess supply in the market in the year-ago period, constrained volume availability in this year’s fourth quarter and the company’s strategy to maintain and favor its premium product quality and price differentiation over market share. The improved pricing in the North American market was due to increases in base contract prices and higher year-on-year surcharges linked to a third-party fuel price index. In addition to the factors impacting the fourth quarter operating results, operating results for the full-year 2007 were impacted by $10 million charge relating to the restructuring of the company’s Chilean operations and a $3 million U.S. anti-trust settlement, while operating income for 2006 included a $43 million goodwill impairment charge related to Atlanta AG. For fourth quarter and full-year net sales and operating income information by segment, see Exhibits A and B.

•

Operating cash flow: Operating cash flow improved from the prior year quarter to ($9) million, due to improvements in operating results and working capital items such as trade receivables and inventory.

•

Total debt: The company’s total debt at Dec. 31, 2007 was $814 million, down $215 million from a year earlier principally as a result of the use of proceeds from the sale of its ships in the second quarter 2007 to pay down debt. At Dec. 31, 2007, the company’s debt-to-capital ratio was 48 percent, as compared to the company’s long-term target debt-to-capital ratio of 40 percent. See Exhibits H and I for a detailed debt schedule, including a presentation for the pro forma effect of the company’s recent issuance of $200 million in convertible notes.

OUTLOOK

The company expects improved year-on-year performance in sales and operating income in 2008, primarily due to contract and market price increases, including fuel-related surcharges, and the benefits of its business restructuring. The following chart summarizes management’s estimates of the impact of certain items on the company’s results for 2008.

($ millions)	Full-Year 2007 Actual	Full-Year 2008 Estimate
Capital Expenditures	$64	$60-75
Depreciation & Amortization	$89	$75-80
Gross Interest Expense [1]	$87	$65-70
Net Interest Expense [1]	$77	$57-62
Higher Industry Costs [2]	$70	$90-95
Other Higher Product Supply Costs[3]	$41	$60-70
Gross Cost Savings	$40	$30
Restructuring Savings[4]	N/A	$60-80
Euro Hedging Costs[5]	$19	$13
Fuel Hedging Costs (Gains)[6]	$(12)	$(23)

[1]	Assumes an average LIBOR rate of 2.9 percent. Excludes $9 million write-off of deferred fees due to refinancing being completed in the first quarter 2008.
[2]	Variance year-over-year for items such as raw products, bunker fuel, ship charters, paper and resins.
[3]	Variance year-over-year for items such as labor and material increases in banana production and salad manufacturing, and discharging and other logistics costs.
[4]	Approximately 60 percent of the restructuring savings will benefit the company’s selling, general and administrative expenses, with the remaining benefit to cost of goods sold.
[5]

The 2008 euro hedging cost estimates are based on current market forward rates in relation to the company’s 2008 hedging portfolio, which includes euro put options at strike rates of $1.40 per euro through December.

[6]	The 2008 fuel hedging gain estimates are based on market forward rates as of Feb. 15, 2008.

BUSINESS RESTRUCTURING

The restructuring plan, announced in October 2007, is on track to generate new, sustainable cost savings of approximately $60-80 million this year. The savings are being generated primarily from a reduction in compensation related expenses, which is already implemented, and consolidation of processing and distribution facilities, which will be completed at the end of the first quarter 2008. The plan is designed to accelerate the company’s long-term strategy to become the global leader in healthy, fresh foods as well as to improve profitability and efficiency through consolidation of operations and simplification of overhead structure.

The restructuring will drive greater integration and efficiency across business units and geographies, resulting in one relationship manager for customers, a global supply chain, and a global innovation program with targeted priorities and better execution. As previously reported, the company incurred a $26 million one-time charge in the fourth quarter 2007 related to severance costs and certain asset write-downs under the restructuring plan.

REFINANCING PROGRESS

The company also reported continued progress in a refinancing expected to lower interest expense, extend debt maturities and add significant additional covenant flexibility.

Following a successful consent solicitation from the holders of the company’s 7 1/2% Senior Notes due 2014, the company issued $200 million aggregate principal amount of 4.25% Convertible Senior Notes due 2016. Net proceeds of approximately $194 million have been used to repay a portion of the outstanding amounts under the company’s Term Loan C of its senior secured credit facility. The Notes are convertible, under certain circumstances described in the prospectus, at an initial conversion rate of 44.5524 shares of common stock per $1,000 original principal amount of Notes, equivalent to an initial conversion price of approximately $22.45 per share of Chiquita common stock, subject to adjustment. This represents a premium of approximately 32.5% to the last reported sale price of Chiquita’s common stock on Feb. 6, 2008 of $16.94.

The company has also entered into a fully underwritten commitment with Coöperatieve Centrale Raiffeisen – Boerenleenbank B.A., “Rabobank Nederland,” New York branch (“Rabobank”) to refinance the company’s existing $200 million revolving credit facility and the remaining portion of the company’s Term Loan C. Pursuant to the terms of the commitment letter Rabobank has committed to provide to the company a six-year senior secured credit facility including a $200 million revolving credit facility and a $200 million term loan. The company expects to close the new facility by March 31, 2008.

CONFERENCE CALL

A conference call to discuss fourth quarter 2007 results will begin at 4:30 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-888-601-3877 in the United States and +913-312-1393 from international locations. A webcast and audio replay of the call at www.chiquita.com will be available until March 7, 2008. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 3943985. A transcript of the call will be posted as soon as possible after Feb. 19 and will be available from the company’s web site for 12 months.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.7 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 24,000 people operating in more than 70 countries worldwide.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: changes in the competitive environment, following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; access to, and cost of, capital; our ability to achieve the cost savings and other benefits anticipated from the restructuring announced in October 2007; cost increases and our ability to pass them through to our customers; product recalls and other events affecting the industry and consumer confidence in our products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company and legal fees and other costs incurred in connection with them.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

FOURTH QUARTER DETAILED SEGMENT INFORMATION

(All comparisons below are to the fourth quarter 2006, unless otherwise specified.)

Beginning in 2007, Chiquita modified its reportable business segments to better align with the company’s current internal management reporting procedures and practices of other consumer food companies. The company reports three business segments:

•	Bananas: This segment includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

•	Salads and Healthy Snacks: This segment includes value-added salads, fresh vegetable and fruit ingredients used in foodservice, fresh-cut fruit operations, and processed fruit ingredient products.

•	Other Produce: This segment includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas.

In addition, to provide more transparency to the operating results of each segment, the company no longer allocates certain corporate expenses to the reportable segments. These expenses are now included in “Corporate.” Prior-period figures have been reclassified to reflect these changes (See Exhibit G).

Bananas

Net sales for the segment increased 2 percent to $503 million. Segment operating income was $33 million, compared to $17 million last year.

Banana segment operating results improved due to:

•	$21 million benefit from the impact of European currency (outlined in Exhibit F).

•

$11 million from improved local banana pricing in core European markets, attributable to excess supply that existed in the markets in the year-ago quarter, constrained volume availability in the 2007 fourth quarter and the company’s strategy to maintain and favor its premium product quality and price differentiation over market share.

•	$9 million from improved pricing in North America due to increases in base contract prices and higher surcharges linked to a third-party fuel price index.

•	$6 million of higher fuel hedging gains, compared to the fourth quarter 2006.

•	$4 million of lower brand support and innovation spending, primarily in Europe.

These improvements were partially offset during the quarter by:

•	$17 million of industry cost increases for purchased fruit, paper, ship charters and bunker fuel.

•	$7 million of higher costs from owned banana production, discharging and inland transportation, net of $6 million from cost-savings programs.

•	$5 million of higher fruit costs and a settlement of customer claims in the Far East.

•	$3 million from lower volume in core European markets.

Salads and Healthy Snacks

Net sales increased 19 percent to $320 million. Operating income was $4 million, compared to break even results in the same quarter of 2006.

Salads and Healthy Snacks segment operating results improved due to:

•	$5 million due to higher volume of retail value-added salads.

•	$3 million of decreased marketing costs.

•	$3 million in cost savings, primarily related to improved production scheduling and logistics.

•	$2 million due to improved pricing and mix in retail value-added salads.

These improvements were partially offset during the quarter by:

•	$5 million of increased labor, warehousing and delivery costs.

•	$3 million of higher industry costs, primarily due to increases in raw product and fuel costs.

Other Produce

Net sales increased 3 percent to $331 million. The quarterly operating loss was flat at $8 million in 2007, compared to the fourth quarter 2006.

As announced in October 2007, the company is exploring strategic alternatives for its German distribution business, Atlanta AG, including a possible sale, and does not expect to announce developments with respect to this process unless and until its board of directors has reached a decision. There can be no assurance regarding the timing or ultimate outcome of this process.

Exhibit B:

FULL-YEAR 2007 DETAILED SEGMENT INFORMATION

(All comparisons below are to the full-year 2006, unless otherwise specified.)

Bananas

Net sales for the segment increased 4 percent to $2.0 billion. Segment operating income was $115 million, compared to $63 million last year.

Banana segment operating results improved due to:

•	$56 million benefit from the impact of European currency (outlined in Exhibit F).

•	$25 million benefit from the absence of residual costs related to Tropical Storm Gamma, which occurred in the fourth quarter of 2005 and affected sourcing, logistics and other costs in 2006.

•

$18 million from improved core European local banana pricing, attributable to soft pricing in the year-ago period, constrained volume availability in the fourth quarter of 2007 and the company’s strategy to maintain and favor its premium product quality and price differentiation over market share.

•	$17 million from improved pricing in North America due to increases in base contract prices and higher surcharges linked to a third-party fuel price index.

•	$14 million of favorable variance from the noncash charge for goodwill impairment of Atlanta AG recorded in the third quarter of 2006.

•	$14 million due to favorable pricing and lower volume in trading markets, which are primarily European and Mediterranean countries that do not belong to the European Union.

These improvements were partially offset by:

•	$52 million of industry cost increases for purchased fruit, paper, ship charters and bunker fuel.

•	$21 million of higher costs from owned banana production, discharging and inland transportation, net of $18 million from cost-savings programs.

•	$6 million from lower volume in core European markets.

•	$5 million of higher fruit costs and a settlement of customer claims in the Far East.

•	$5 million primarily from prior year severance settlement gains that did not repeat and resolution of a contract dispute.

Salads and Healthy Snacks

Net sales increased 5 percent to $1.3 billion. Operating income was $31 million, compared to income of $32 million in 2006.

Salads and Healthy Snacks segment operating results for the year were adversely impacted by:

•	$18 million of higher industry costs, primarily due to increases in raw product costs.

•	$6 million of increased general and administrative costs, primarily related to salaries, benefits, insurance and legal expenses.

•	$6 million of increased costs due to a record January freeze in Arizona, which affected lettuce sourcing.

•	$6 million in increased production overhead expenses on higher retail volumes and startup expenses for new product introductions.

•	$6 million from lower prices and volumes in foodservice products.

•	$5 million due to higher innovation and research and development spending, as well as geographic expansion costs.

These impacts were partially offset by the following improvements:

•	$19 million from the achievement of cost savings, primarily related to improved production scheduling and logistics.

•	$10 million due to higher volume of retail value-added salads.

•

$9 million of direct costs in 2006 related to an industry E. coli outbreak, which resulted in consumer concerns about the safety of fresh spinach products in the United States. These costs, which did not recur in 2007, included unusable raw product inventory that the company was contractually obligated to purchase.

•	$4 million due to improved pricing and mix in retail value-added salads.

•

$3 million of decreased marketing costs as a result of increased spending in 2006 to help restore consumer confidence in packaged salads after the September 2006 discovery of E. coli in certain spinach products of other industry participants.

Other Produce

Net sales for the Other Produce segment were flat at $1.4 billion, compared to 2006. The operating loss was $27 million in 2007, compared to a loss of $32 million in 2006.

Segment operating results benefited from $29 million of favorable variance from the noncash charge for goodwill impairment related to Atlanta AG recorded in the third quarter 2006.

The benefit was partially offset by:

•	$10 million of charges relating to an earlier announced plan to exit owned and leased farm operations in Chile.

•	$8 million decline in operating results at Atlanta AG, the company’s German distribution business, related primarily to a reduction in the volume of certain nonbanana products.

•	$6 million of start-up expenses from the expansion of Just Fruit in a Bottle, a 100 percent fruit smoothie product in Europe.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited - in millions, except per share amounts)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Net sales	$1,153.9	$1,084.8	$4,662.8	$4,499.1

Operating expenses
Cost of sales	1,003.3	955.3	4,083.0	3,960.5
Selling, general and administrative	108.6	115.4	433.1	416.5
Depreciation	18.7	19.7	79.5	77.8
Amortization	2.5	2.5	9.8	9.7
Equity in earnings (losses) of investees	6.3	0.3	0.4	(5.9)
Restructuring charges	25.9	—	25.9	—
Contingent liability charge	—	25.0	—	25.0
Goodwill impairment	—	—	—	42.8

	1,165.3	1,118.2	4,631.7	4,526.4

Operating income (loss)	(11.4)	(33.4)	31.1	(27.3)

Interest income	2.0	2.8	10.6	9.0
Interest expense	(19.5)	(23.7)	(87.0)	(85.6)
Other income[1]	—	6.3	—	6.3

Loss before taxes	(28.9)	(48.0)	(45.3)	(97.6)
Income taxes [2]	2.9	6.5	(3.7)	2.1

Net loss	$(26.0)	$(41.5)	$(49.0)	$(95.5)

Basic earnings per share[3]	$(0.67)	$(0.98)	$(1.22)	$(2.27)
Diluted earnings per share[3]	(0.67)	(0.98)	(1.22)	(2.27)

Shares used to calculate basic earnings per share	42.6	42.1	42.5	42.1
Shares used to calculate diluted earnings per share	42.6	42.1	42.5	42.1

[1]	In December 2006, the company sold its 10 percent ownership in Chiquita Brands South Pacific, an Australian fresh produce distributor. The company realized a $6 million gain on the sale of the shares.
[2]

Income taxes included benefits of $9 million and $14 million for the quarter and year ended December 31, 2007, and $7 million and $10 million for the quarter and year ended December 31, 2006, due to the resolution of tax contingencies in various jurisdictions and release of a valuation allowance.

[3]

Earnings available to common shareholders for the quarter and year ended December 31, 2007, used to calculate earnings per share are reduced by a one-time $2.7 million deemed dividend to a minority shareholder in a joint venture.

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FOURTH QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Dec. 31,		Percent Change Favorable (Unfavorable) vs. 2006
	2007	2006
Net sales by segment
Bananas	$502.7	$494.8	1.6%
Salads and Healthy Snacks	320.3	269.7	18.8%
Other Produce	330.9	320.3	3.3%

Total net sales	1,153.9	1,084.8	6.4%

Segment operating income (loss)
Bananas	$32.8	$16.7	96.4%
Salads and Healthy Snacks	3.9	(0.4)	n/a
Other Produce	(8.4)	(8.3)	(1.2)%
Corporate	(13.8)	(41.4)	66.7%
Restructuring	(25.9)	—	n/a

Total operating income (loss)	(11.4)	(33.4)	65.9%

Operating margin by segment
Bananas	6.5%	3.4%	3.1	pts
Salads and Healthy Snacks	1.2%	(0.1)%	1.3	pts
Other Produce	(2.5)%	(2.6)%	0.1	pts

SG&A as a percent of sales	9.4%	10.6%	1.2	pts

Company banana sales volume (40 lb. boxes)
North America [1]	14.9	14.8	0.7%
European Core Markets [2]	12.5	13.4	(6.7)%
Asia and the Middle East [3]	4.7	5.2	(9.6)%
Trading Markets	2.4	5.3	(54.7)%

Total	34.5	38.7	(10.9)%

Fresh Express retail value-added salad sales volume (12-count cases)	15.6	14.2	9.9%

Euro average exchange rate, spot (dollars per euro)	$1.44	$1.28	12.5%

Euro average exchange rate, hedged (dollars per euro)	$1.41	$1.25	12.8%

[1]	Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[2]	The member countries of the European Union (except 2007 entrants Romania and Bulgaria, which continue to be reported in “Trading Markets”), Switzerland, Norway and Iceland.
[3]	The company primarily operates through joint ventures in this region.

Exhibit D (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FULL YEAR

(Unaudited - in millions, except for percentages and exchange rates)

	Year Ended Dec. 31,		Percent Change Favorable (Unfavorable) vs. 2006
	2007	2006
Net sales by segment
Bananas	$2,011.9	$1,933.8	4.0%
Salads and Healthy Snacks	1,259.8	1,194.3	5.5%
Other Produce	1,391.1	1,371.0	1.5%

Total net sales	4,662.8	4,499.1	3.6%

Segment operating income (loss)
Bananas	$114.7	$63.0	82.1%
Salads and Healthy Snacks	30.9	31.7	(2.5)%
Other Produce	(27.4)	(32.4)	15.4%
Corporate	(61.2)	(89.6)	31.7%
Restructuring	(25.9)	—	n/a

Total operating income (loss)	31.1	(27.3)	213.9%

Operating margin by segment
Bananas	5.7%	3.3%	2.4	pts
Salads and Healthy Snacks	2.5%	2.7%	(0.2	)pts
Other Produce	(2.0)%	(2.4)%	0.4	pts

SG&A as a percent of sales	9.3%	9.3%	0.0	pts

Company banana sales volume (40 lb. boxes)
North America [1]	61.5	58.9	4.4%
European Core Markets [2]	53.2	53.8	(1.1)%
Asia and the Middle East [3]	19.1	20.9	(8.6)%
Trading Markets	9.0	12.5	(28.0)%

Total	142.8	146.1	(2.3)%

Fresh Express retail value-added salad sales volume (12-count cases)	65.6	63.1	4.0%

Euro average exchange rate, spot (dollars per euro)	$1.37	$1.25	9.6%

Euro average exchange rate, hedged (dollars per euro)	$1.33	$1.21	9.9%

[1]	Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[2]	The member countries of the European Union (except new entrants Romania and Bulgaria, which continue to be reported in “Trading Markets”), Switzerland, Norway and Iceland.
[3]	The company primarily operates through joint ventures in this region.

Exhibit E:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE

2007 vs. 2006

(Unaudited)

	Pricing		Volume
Region	Q4	FY	Q4	FY
North America[1]	7%	3%	1%	4%

European Core Markets[2]
U.S. Dollar basis[3]	18%	11%	(7%)	(1%)
Local Currency	5%	2%

Asia and the Middle East[4]
U.S. Dollar basis	6%	6%	(10%)	(9%)

Trading Markets
U.S. Dollar basis	14%	34%	(55%)	(28%)

[1]	Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[2]	The member countries of the European Union (except new entrants Romania and Bulgaria, which continue to be reported in “Trading Markets”), Switzerland, Norway and Iceland.
[3]	Prices on a U.S. dollar basis do not include the impact of hedging.
[4]	The company primarily operates through joint ventures in this region.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE

2007 vs. 2006

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q4	FY	Q4	FY
North America	1%	1%	10%	4%

Exhibit F:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE – FAVORABLE (UNFAVORABLE)

2007 vs. 2006

(Unaudited - in millions)

	Q4	FY
Currency Impact (Euro/Dollar)
Revenue	$28	$82
Local Costs	(9)	(27)
Hedging[1]	—	(2)
Balance sheet translation[2]	2	3

Net European currency impact	$21	$56

[1]	Hedging costs in the fourth quarter 2007 and 2006 were $4 million. Hedging costs for 2007 were $19 million compared to $17 million for 2006.
[2]

Balance sheet translation was a gain of $3 million for the fourth quarter and $5 million for YTD 2007. Balance sheet translation was a gain of $1 million for the fourth quarter and a gain of $2 million for YTD 2006.

Exhibit G:

CHIQUITA BRANDS INTERNATIONAL, INC.

SEGMENT OPERATING STATISTICS

RECLASSIFIED – 2006

(Unaudited - in millions)

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	FY 2006
Net sales by segment
Bananas	$482.9	$511.6	$444.5	$494.8	$1,933.8
Salads and Healthy Snacks	303.7	328.1	292.8	269.7	1,194.3
Other Produce	367.1	388.9	294.7	320.3	1,371.0

Total net sales	1,153.7	1,228.6	1,032.0	1,084.8	4,499.1

Segment operating income (loss)
Bananas	$37.3	$40.5	$(31.5)[1]	$16.7	$63.0
Salads and Healthy Snacks	12.0	18.5	1.6	(0.4)	31.7
Other Produce	5.5	3.4	(33.0)[1]	(8.3)	(32.4)
Corporate	(15.5)	(17.0)	(15.7)	(41.4)[2]	(89.6)

Total operating income (loss)	39.3	45.4	(78.6)	(33.4)	(27.3)

Operating margin by segment
Bananas	7.7%	7.9%	(7.1)%	3.4%	3.3%
Salads and Healthy Snacks	4.0%	5.6%	0.5%	(0.1)%	2.7%
Other Produce	1.5%	0.9%	(11.2)%	(2.6)%	(2.4)%

[1]	The Banana and Other Produce segment results include $14 million and $29 million, respectively, of goodwill impairment charges from the Atlanta AG business.
[2]	Includes $25 million charge for the settlement of the U.S. Department of Justice investigation of the company.

Exhibit H:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – FOURTH QUARTER 2007

(Unaudited - in millions)

	Sept. 30, 2007	Additions	Payments, Other Reductions	Dec. 31, 2007	Pro-Forma For Convertible Notes Offering Dec. 31, 2007 (a), (b), (c)
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0	$250.0
8 7/8% Senior Notes	225.0	—	—	225.0	225.0
4.25% Convertible Senior Notes					200.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan C	326.5	—	(0.8)	325.7	132.0
Revolver	—	—	—	—	—

Other	13.4	—	(0.4)	13.0	13.0

Total Debt	$814.9	$—	$(1.2)	$813.7	$820.0

(a)	In February 2008, the company issued $200 million in principal amount of 4.25% Convertible Senior Notes. Net proceeds of $193.7 million have been used to repay a portion of the outstanding amounts under the Term Loan C.
(b)	Revolver borrowings as of February 15, 2008 were $45 million, reflecting normal seasonal working capital needs.
(c)	An exposure draft has been released by the FASB, which is considering changes to the current accounting method for convertible debt securities. The company cannot predict when or if any such changes will be implemented by the FASB, or what specific changes, if any, will be imposed, although they may differ materially from the current method.

Exhibit I:

DEBT SCHEDULE – YEAR ENDED DECEMBER 31, 2007

(Unaudited - in millions)

	Dec. 31, 2006	Additions		Payments, Other Reductions		Dec. 31, 2007	Pro-Forma For Convertible Notes Offering Dec. 31, 2007 (a), (b), (c)
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—		$250.0	$250.0
8 7/8% Senior Notes	225.0	—		—		225.0	225.0
4.25% Convertible Senior Notes							200.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.3	—		(24.3	)(d)	—	—
Term Loan C	369.4	—		(43.7	)(e)	325.7	132.0
Revolver	44.0	40.0	(d)	(84.0	)(d)	—	—

Shipping	100.6	1.9	(f)	(102.5	)(g)	—	—

Other	15.2	0.4		(2.6)		13.0	13.0

Total Debt	$1,028.5	$42.3		$(257.1)		$813.7	$820.0

(a)	In February 2008, the company issued $200 million in principal amount of 4.25% Convertible Senior Notes. Net proceeds of $193.7 million have been used to repay a portion of the outstanding amounts under the Term Loan C.
(b)	Revolver borrowings as of February 15, 2008 were $45 million, reflecting normal seasonal working capital needs.
(c)	An exposure draft has been released by the FASB, which is considering changes to the current accounting method for convertible debt securities. The company cannot predict when or if any such changes will be implemented by the FASB, or what specific changes, if any, will be imposed, although they may differ materially from the current method.
(d)	The company borrowed $40 million for seasonal working capital requirements under its revolving credit facility and repaid $4 million of these revolver borrowings in the first quarter 2007. The company repaid the remainder of the revolving credit borrowings in the second quarter, in part through proceeds from the sale of its ships. The company also repaid Term Loan B upon completion of the ship sale.
(e)	The company repaid $40 million of Term Loan C in the third quarter 2007 with the remaining proceeds from the ship sale.
(f)	Represents the exchange impact on euro-denominated debt.
(g)	The company paid approximately $11 million in normal maturities on the ship debt through April 2007, and paid the remainder upon completion of the ship sale in June 2007.